Exhibit 2.1

DATED 18 MARCH 2004

(1)            PERU COPPER SYNDICATE, LTD.

(2)             PERU COPPER INC.

SUBSCRIPTION AGREEMENT

Walker House, PO Box 265 GT, Mary Street,

George Town, Grand Cayman, Cayman Islands

T 345 949 0100    F 345 949 7886    www.walkers.com.ky

REF: JC/cdl/P0775-44628

THIS SUBSCRIPTION AGREEMENT is made the 18th day of March 2004.

BETWEEN:

(1)	PERU COPPER SYNDICATE, LTD., a Cayman Islands company whose registered address is at Walkers SPV Limited, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”); and

(2)	PERU COPPER INC., a Canadian corporation whose registered office is at Suite 1600-777 Dunsmuir Street, Vancouver, BC, V7Y 1K4, Canada (the “Subscriber”).

WHEREAS:

(A)	As at the date of this Agreement, the Company has an authorised share capital of US$50,000 divided into 62,500,000 ordinary shares of par value US$0.0008 each and an issued and paid up share capital of US$40,000 divided into 50,000,000 ordinary shares of par value US$0.0008.

(B)	The Subscriber now wishes to subscribe for, and the Company wishes to allot and issue to the Subscriber, the Subscription Shares (as defined below) upon the terms and subject to the conditions set forth below in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.	INTERPRETATION

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

“Completion” means the completion of the subscription for and issue of the Subscription Shares;

“Completion Date” means 18 March 2004;

“Consideration” has the meaning given to it in Clause 2.1;

“Encumbrance” means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security;

“Parties” means the Parties to this Agreement;

“Shares” means ordinary shares of US$0.008 each in the capital of the Company;

“Subscription Shares” means the 8,571,429 Shares subscribed for by the Subscriber pursuant to this Agreement.

2.	ISSUE AND SUBSCRIPTION OF SHARES ARRANGEMENTS

2.1	Subject to the terms and conditions of this Agreement, the Parties hereto agree that the Subscriber shall be allotted and issued the Subscription Shares in the capital of the Company. The consideration for the issue shall be the Subscriber’s agreement to offer 8,571,429 of its units to investors which offer is dependant upon the terms of this subscription and will provide the Company’s subsidiaries with funds to pursue their mining operations.

Subscription Agreement	EXECUTION VERSION

2.2	Subject to Clause 3, the Agreement shall be deemed to constitute an irrevocable application by the Subscriber to the Company for allotment of the Subscription Shares and the Company shall issue the Subscription Shares to the Subscriber on the Completion Date.

2.3	The Parties acknowledge that following the issue of the Subscription Shares to the Subscriber the share capital of the Company will be held by the following parties in the following proportions:

	Type of Share	No. of Shares
Lowell Mineral Exploration, L.L.C.	Ordinary Shares of US$0.0008 par value	12,500,000
Fisherking Holdings Ltd.	Ordinary Shares of US$0.0008 par value	7,500,000
Catherine E. McLeod-Seltzer	Ordinary Shares of US$0.0008 par value	5,000,000
Ranchu Copper Investments Limited	Ordinary Shares of US$0.0008 par value	12,500,000
Tangent International Limited	Ordinary Shares of US$0.0008 par value	4,166,666.250
Campania Holdings Inc.	Ordinary Shares of US$0.0008 par value	4,166,666.250
Sunbeam Opportunities Limited	Ordinary Shares of US$0.0008 par value	4,166,667.500
Peru Copper Inc.	Ordinary Shares of US$0.0008 par value	8,571,429

3.	THE COMPLETION

Subject as hereinafter provided, the Completion shall take place on the Completion Date. The Company shall deliver to the Subscriber a copy of the board resolution to effect the allotment and issue of the Subscription Shares to the Subscriber.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Company hereby represents and warrants as follows:

(a)	Incorporation

The Company is a company duly incorporated and validly existing under the laws of the Cayman Islands.

(b)	Authority to enter into this Agreement etc.

The Company has the legal right and full power and authority to enter into and perform this Agreement under its memorandum and articles of association and applicable law and when executed this Agreement will constitute the valid and binding obligations of the Company.

(c)	No Breach

The execution and delivery of, and the performance by the Company of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its memorandum and articles of association; or

(ii)	result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Company is a party.

Subscription Agreement	EXECUTION VERSION

(d)	The Shares

The Company is entitled to issue and sell to the Subscriber the full legal and beneficial ownership of the Shares free of any Encumbrance on the terms of this Agreement without the consent of any third party.

(e)	Capitalisation

Following the issuance of the Subscription Shares, the share capital of the Company will be as set forth in clause 2.3 and there are no other options, warrants or other rights to purchase any unissued shares of the Company.

4.2	The Subscriber hereby represents and warrants as follows:

(a)	Incorporation

The Subscriber is a company duly incorporated and validly existing under its laws of incorporation.

(b)	Authority to enter into this Agreement etc.

The Subscriber has the legal right and full power and authority to enter into and perform this Agreement under its own constitutional documents and applicable law and when executed this Agreement will constitute its valid and binding obligations.

(c)	No Breach

The execution and delivery of, and the performance by the Subscriber of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its constitutional documents; or

(ii)	result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party.

5.	SUCCESSORS

This Agreement shall be binding on and shall ensure for the benefit of each of the Parties’ successors in title or legal personal representatives.

6.	OTHER PROVISIONS

6.1	Successors and Assigns

A party may not assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement.

6.2	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

Subscription Agreement	EXECUTION VERSION

6.3	Costs

The Company shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the issue and sale of the Shares. The Subscriber shall bear all such costs incurred by itself.

6.4	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

6.5	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

6.6	Governing Law and Submission to Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

(b)	The parties irrevocably agree that the Grand Court of the Cayman Islands is to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly, any suit, action or proceeding (for the purpose of this clause the “Proceedings”) arising out of or in connection with this Agreement may be brought in such court.

(c)	Nothing in this clause 6.6 shall limit the right of any party to take Proceedings against the other party in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

Each party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in this clause 6.6 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the Cayman Islands court or in any other court of competent jurisdiction shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Subscription Agreement	EXECUTION VERSION

In witness whereof this Agreement has been entered into by the parties on the day and year first before written.

SIGNED for and on behalf of PERU COPPER SYNDICATE, LTD.

Per:

SIGNED for and on behalf of behalf of PERU COPPER INC.

Per: